Exhibit 10.1
Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179

April 20, 2021
Maximus, Inc.
1891 Metro Center Drive
Reston, Virginia 20190
Attention: Richard J. Nadeau, Chief Financial Officer

Project Victory
Commitment Letter
Ladies and Gentlemen:
Maximus, Inc., a Virginia corporation (the “Borrower” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMCB”, the “Initial Lender” and, together with each “Additional Initial Lender” that becomes a party to this Commitment Letter pursuant to Section 2 hereof, the “Initial Lenders” and, together with each Additional Agent that becomes a party to this Commitment Letter pursuant to Section 2 hereof, the “Agents”, and the Agents together with the Initial Lenders, the “Commitment Parties”, “we” or “us”) that it intends to consummate the Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1.    Commitments.
In connection with the foregoing, (a) JPMCB is pleased to advise you of its commitment to provide 100% of the entire principal amount of the Backstop Facility (as defined in Exhibit A hereto), upon the terms set forth in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Backstop Term Sheet (as defined in Exhibit A hereto) and subject only to the conditions expressly set forth in Section 5 hereof and Exhibit D hereto, (b) JPMCB is pleased to advise you of its commitment to provide 100% of the entire principal amount of the Interim Facility (as defined in Exhibit A hereto), upon the terms set forth in this Commitment Letter and in the Interim Facility Term Sheet (as defined in Exhibit A hereto) and subject only to the conditions expressly set forth in Section 5 hereof and Exhibit D hereto and (c) JPMCB is pleased to advise you of its agreement to use commercially reasonable efforts to arrange the Best Efforts Facilities (as defined in Exhibit A hereto), upon the terms set forth in this Commitment Letter and as otherwise agreed by the Lead Arrangers (as defined below) and the Borrower.
2.    Titles and Roles.
It is agreed that:
(a)     JPMCB, together with any other lead arrangers for the Backstop Facility and the Interim Facility appointed as described below, will act as joint lead arrangers (in such capacities, the “Lead Arrangers”) and as joint lead bookrunners for the Facilities (as defined in Exhibit A) and the Amendment

Exhibit 10.1
Execution Version
(provided, that you agree that JPMCB may perform its responsibilities as a Lead Arranger through its affiliate, J.P. Morgan Securities LLC);
(b)     if the Amendment does not become effective on or prior to the Backstop Trigger Date (as defined in Exhibit A hereto), JPMCB will act as sole administrative agent for the Backstop Facility (in such capacity, the “Backstop Administrative Agent”);
(c)    if the Amendment becomes effective on or prior to the Backstop Trigger Date, you shall exercise commercially reasonable efforts to appoint JPMCB, and JPMCB agrees to act, as successor administrative agent under the Existing Credit Agreement (as defined in Exhibit A hereto), as amended by the Amendment;
(d)    JPMCB will act as sole administrative agent for the Interim Facility (in such capacity, the “Interim Administrative Agent”); and
(e)    JPMCB will act as sole administrative agent for the Best Efforts Facilities (in such capacity, the “Best Efforts Administrative Agent” and, together with the Backstop Administrative Agent, the Interim Administrative Agent and the Administrative Agent under the Existing Credit Agreement, the “Administrative Agents” and each, individually, an “Administrative Agent”).
JPMCB will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.
Notwithstanding the foregoing, you shall have the right at any time on or prior to the 10th business day following the date of this Commitment Letter, in your sole discretion, to appoint additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles with respect to any of the Facilities in a manner and with economics determined by you and reasonably acceptable to JPMCB (the “Additional Agents”); provided that the aggregate economics payable to such Additional Agents shall not exceed 50% of the total economics which would otherwise be payable to JPMCB in connection with the Committed Facilities pursuant to the committed facilities fee letter dated the date hereof and delivered herewith with respect to the Committed Facilities and the Amendment (the “Committed Facilities Fee Letter”) and 50% of the total economics which would otherwise be payable to JPMCB in connection with the Best Efforts Term Loan B Facility pursuant to the best efforts fee letter dated the date hereof and delivered herewith with respect to the Best Efforts Facilities (it being understood that (i) the commitments of JPMCB hereunder in respect of any Committed Facility (as defined in Exhibit A hereto) will be reduced dollar-for-dollar by the amount of the commitments of each such Additional Agent (or its relevant affiliate) (each, an “Additional Initial Lender”) under the applicable Facility, upon the execution of customary joinder documentation reasonably satisfactory to JPMCB, (ii) the commitment of each such Additional Initial Lender shall be allocated pro rata among each of the Committed Facilities, (iii) the percentage of economics allocated to such Additional Initial Lender in respect of any Committed Facility will be no greater than the percentage of commitments assumed by such Additional Initial Lender for such Committed Facility, (iv) no Additional Agents (together with its affiliates) shall receive greater economics in respect of any of the Facilities than the aggregate economics received by JPMCB (exclusive of any fees payable to JPMCB in its capacity as administrative agent), (v) any Additional Agent or Additional Initial Lender that is a lender under the Existing Credit Agreement agrees to consent to the Amendment in respect of the commitments it holds under the Existing Credit Agreement on the date it becomes an Additional Agent or Additional Initial Lender, as applicable, and any additional commitments it acquires thereafter and (vi) (x) JPMCB will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for any of the Facilities and

Exhibit 10.1
Execution Version
the Amendment and shall have the rights and responsibilities customarily associated with such placement) and (y) any Additional Agents or their affiliates, as applicable, for the Facilities and the Amendment will be listed in customary fashion (as reasonably determined jointly by you and JPMCB) in any marketing materials or other documentation related to the Facilities and the Amendment.  Except as provided above with respect to Additional Agents, no other agents, co-agents, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letters (as defined below)) will be paid by you to (i) any Lender in order to obtain its commitment in respect of the Facilities or (ii) any lender under the Existing Credit Agreement to obtain its consent in respect of the Amendment, in each case, unless you and JPMCB shall so agree. Each party hereto agrees to execute such amendments and other documents as are required to give effect to this paragraph.
It is understood and agreed that this Commitment Letter is not (i) either an express or implied commitment or offer by any Commitment Party or any of its affiliates to provide any portion of the Best Efforts Facilities, (ii) any guarantee by the Commitment Parties that the Best Efforts Facilities will be successfully arranged and consummated or (iii) a guarantee by the Commitment Parties that the Amendment will become effective.
3.    Syndication.
We reserve the right, prior to and/or after the execution of definitive Credit Documentation (as defined in Exhibit A hereto), to syndicate all or a portion of our commitments with respect to the Committed Facilities, and we intend to syndicate the Best Efforts Facilities, to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (not to be unreasonably withheld, delayed or conditioned) pursuant to a syndication to be managed by the Lead Arrangers; provided that we will not syndicate the Facilities to (i) banks, financial institutions, institutional lenders and other persons, in each case as identified in writing by name by you to us prior to the date hereof, (ii) competitors (other than bona fide fixed income investors, banks (or similar financial institutions) or debt funds that are engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor make investment decisions or have access to confidential information relating to you or any of your subsidiaries or the Target or any of its subsidiaries) of you or your subsidiaries or the Target or its subsidiaries, in each case as identified in writing by name by you prior to the date hereof and (iii) in each case of clause (i) and (ii) above, such person’s affiliates to the extent identified by name by you in writing or clearly identifiable solely on the basis of similarity of such affiliate’s name (such persons, collectively, the “Disqualified Institutions”); provided that, upon reasonable notice to the Lead Arrangers after the date hereof and on or prior to the Closing Date, you shall be permitted (x) to supplement in writing the list of persons that are Disqualified Institutions pursuant to clause (i) above to the extent reasonably satisfactory to JPMCB and (y) to otherwise supplement the list of persons that are Disqualified Institutions to the extent such supplemented person satisfies the requirements of either clause (ii) or (iii) above, which supplement shall in each case be in the form of a list provided to us and become effective three business days after delivery by the Borrower to us, but which supplement shall not apply retroactively to disqualify any parties that have previously acquired, or entered into a trade in respect of, a permitted assignment or participation in the loans under any of the Facilities. Subject to the foregoing, the Lead Arrangers will manage all aspects of solicitation of consents to the Amendment and the syndication of the Facilities in consultation with you and subject to your consent to the extent set forth above, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.

Exhibit 10.1
Execution Version
We intend to (a) seek the Amendment promptly and (b) commence our syndication efforts with respect to the Facilities promptly, in each case, upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (i) the later of a Successful Syndication (as defined in the Committed Facilities Fee Letter) and repayment in full of the Interim Facility and (ii) 60 days after the Closing Date (the “Syndication Period”), you agree actively to assist (and, to the extent practical, appropriate and reasonable, to use your commercially reasonable efforts to cause the Target to assist (subject to, and not in contravention of, the terms of the Acquisition Agreement (as defined in Exhibit D hereto))), the Lead Arrangers in causing the Amendment to become effective on or before the Backstop Trigger Date and in completing a syndication that is reasonably satisfactory to you and us. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and consent solicitation efforts benefit from your and, to the extent practical, appropriate and reasonable and, in all instances, subject to, and not in contravention of, the terms of the Acquisition Agreement, the Target’s existing lending and investment banking relationships, (ii) facilitating direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and your using commercially reasonable efforts to arrange, to the extent practical, appropriate and reasonable and, in all instances, subject to, and not in contravention of, the terms of the Acquisition Agreement, direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arrangers, on the other hand, at times and via electronic methods to be mutually agreed, (iii) assistance by you (and your using commercially reasonable efforts to arrange, to the extent practical, appropriate and reasonable and, in all instances, subject to, and not in contravention of, the terms of the Acquisition Agreement, to cause the assistance by the Target) in the preparation of a customary confidential information memorandum for each of the Facilities (each, a “Confidential Information Memorandum”), other customary marketing materials to be used in connection with the Amendment and other customary marketing materials and information reasonably deemed necessary by the Lead Arrangers to complete a successful syndication or consent solicitation (collectively, the “Information Materials”) for delivery to lenders under the Existing Credit Agreement (in the case of the Amendment) or potential syndicate members and participants (in the case of the Facilities), including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Borrower and its subsidiaries and (solely to the extent expressly provided in the Acquisition Agreement) the Target (collectively, the “Projections”), (iv) the hosting, with the Lead Arrangers, of one or more virtual meetings with prospective Lenders and lenders under the Existing Credit Agreement at reasonable times and locations to be mutually agreed following reasonable requests by the Lead Arrangers and (v) your using commercially reasonable efforts to obtain (or provide updated ratings after giving effect to the Transactions, to the extent already in effect as of the date hereof), prior to the launch of the general syndication of the Facilities, public ratings (but no specific ratings) for the Interim Facility and the Best Efforts Term Loan B Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit or family rating (but no specific rating) of the Borrower after giving effect to the Transactions from S&P and Moody’s. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters and without limiting your obligations to assist with syndication and consent solicitation efforts as set forth herein, (i) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Committed Facilities on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Committed Facilities or the consent solicitation in respect of the Amendment shall constitute a condition to the commitments hereunder or the funding of the Committed Facilities on the Closing Date.
You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Facilities and the Amendment referred to in

Exhibit 10.1
Execution Version
the paragraph below, to the proposed syndicate of Lenders (or the lenders under the Existing Credit Agreement in the case of the Amendment) by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Target or their respective subsidiaries or securities) (“Public Lenders”). You agree, at the reasonable request of the Lead Arrangers, to assist in the preparation of versions of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities or the consent solicitation in respect of the Amendment, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).
It is understood that in connection with your assistance described above, customary authorization letters executed by you and (and, subject always to the extent expressly provided in the Acquisition Agreement) the Target, as applicable, will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that any additional version of the Confidential Information Memorandum prepared for Public Lenders does not include any Private Lender Information and exculpate us with respect to any liability related to the use of the contents of any Confidential Information Memorandum or any related marketing materials by the recipients thereof and exculpate you, the Target and your and their respective affiliates with respect to any liability related to the use of the contents of any Confidential Information Memorandum or any related marketing materials by the recipients thereof in violation of United States federal and state securities laws. In addition, at the reasonable request of the Lead Arrangers, you agree to identify as such any Information Materials to be disseminated by the Lead Arrangers to any prospective Lender in connection with the Facilities containing solely Public Lender Information.
You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arrangers in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) term sheets and drafts and final versions of the Credit Documentation and the Amendment; (y) administrative materials prepared by the Lead Arrangers for prospective Lenders (or lenders under the Existing Credit Agreement, in the case of the Amendment) (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Amendment and the Facilities. You also acknowledge that Public Lenders consisting of publishing debt analysts may participate in any meetings of Public Lenders or telephone conference calls of Public Lenders held in connection with the syndication of the Facilities and the consent solicitation in respect of the Amendment; provided that such analysts shall not publish any information obtained from such meetings or calls (i) until the syndication of the applicable Facility has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the applicable Facility to trade (or in the case of the Amendment, until the Amendment becomes effective) or (ii) in violation of any confidentiality agreement between you and such Public Lender.
You hereby agree that, prior to the later of (x) the Closing Date and (y) the end of the Syndication Period, there shall be no competing issues, offerings or placements of debt securities or credit

Exhibit 10.1
Execution Version
or bridge facilities by or on behalf of the Borrower, and to the extent practical, and appropriate and in all instances not in contravention of the Acquisition Agreement, you will use commercially reasonable efforts to ensure that there are no competing issues, offerings or placements of debt securities or credit or bridge facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than (i) the Facilities or (ii) working capital facilities, local facilities, hedging arrangements, capital leases, purchase money debt, equipment financings or any deferred purchase price obligations, in each case, incurred or entered into in the ordinary course), without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities.
4.    Information.
You represent that (with respect to Information (as defined below) relating to the Target, to the best of your knowledge) (a) all written factual information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than (i) the Projections and other forward looking information, (ii) information of a general economic or industry specific nature and (iii) third-party memos or reports furnished to us (“Third Party Material”; it being understood that Third Party Materials shall not be deemed to include written information (other than Projections and information of a general economic or industry specific nature) on which such Third Party Materials are based to the extent such written information has been otherwise made available to the Commitment Parties) (such written factual information other than that set forth in the immediately preceding clauses (i) through (iii) being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, hereafter is) furnished, does not (or will not) at the time furnished contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements and updates thereto), and (b) the Projections and other forward looking information that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward looking information are made available to the Agents, it being recognized by the Agents that (A) such Projections and other forward looking information are as to future events and are not to be viewed as facts, (B) such Projections and other forward looking information are subject to significant uncertainties and contingencies, many of which are beyond your control, (C) that no assurances can be given that any particular Projections or other forward looking information will be realized and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and such differences may be material and (D) such Projections and other forward looking information are not a guarantee of performance. You agree that if at any time prior to the later of the Closing Date and the end of the Syndication Period, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections and other forward-looking information were being furnished, and such representations were being made, at such time, then you will promptly advise the Agents and supplement (or in the case of Information or Projections relating to the Target prior to the Closing Date, use commercially reasonable efforts to supplement) the Information and the Projections so that such representations will be correct in all material respects under those circumstances (or (x) as to Information relating to the Target prior to the Closing Date, correct to your knowledge in all material respects under those circumstances and/or (y) as to Projections and any forward looking information relating to the Target, prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward looking information are made available to the Agents), it being understood that any such supplement shall cure

Exhibit 10.1
Execution Version
any breach of such representation. The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Committed Facilities on the Closing Date or the effectiveness of the Amendment. You understand that, in arranging the Amendment and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.    Conditions Precedent.
Each Initial Lender’s commitment hereunder, and the agreement of each Agent to perform the services described herein, are subject solely (in the case of the Committed Facilities) to the satisfaction (or waiver by each Commitment Party) of the conditions expressly set forth in Exhibit D attached hereto (the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder in respect of the Committed Facilities (including compliance with the terms of the Commitment Letter, the Fee Letters and the Committed Facilities Credit Documentation (as defined in Exhibit A hereto) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Committed Facilities, to the extent applicable, shall occur).
Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letters or the Committed Facilities Credit Documentation, or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Committed Facilities on the Closing Date shall be (x) such of the representations and warranties made by the Target or its affiliates in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or its affiliates has the right to terminate the obligations of the Borrower or its affiliates (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of the failure of such representations to be accurate (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrower and Guarantors in the Committed Facilities Credit Documentation and (ii) the terms of the Committed Facilities Credit Documentation shall be in a form such that they do not impair the availability of the Committed Facilities on the Closing Date if the Funding Conditions are satisfied or waived by the Lead Arrangers. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors set forth (or referred to) in the Term Sheets relating to legal existence, corporate power and authority relating to the entering into and performance of the Committed Facilities Credit Documentation, the due authorization, execution and delivery, in each case as they relate to the entry into of the Committed Facilities Credit Documentation by the Borrower and the Guarantors and Borrower’s and the Guarantors’ performance of their obligations under the Committed Facilities Credit Documentation, the enforceability of the Committed Facilities Credit Documentation against the Borrower and the Guarantors, no conflicts (limited to their execution, delivery and performance of the applicable Committed Facilities Credit Documentation by the Borrower and the Guarantors, incurrence of the debt thereunder and the granting of guarantees in respect thereof) between the Committed Facilities Credit Documentation and the Borrower’s or Guarantors’ organizational documents, Federal Reserve margin regulations, the Investment Company Act of 1940, as amended, solvency (the definition of which shall be consistent with Annex I to Exhibit D to the Commitment Letter) of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transaction) and the use of the loan proceeds under the Committed Facilities not violating the PATRIOT Act, OFAC and FCPA. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”.

Exhibit 10.1
Execution Version
6.    Fees.
As consideration for the commitment of each Initial Lender hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letters dated the date hereof and delivered herewith with respect to the Facilities and the Amendment (the “Fee Letters”).
7.    Expenses; Indemnification; Limitation of Liability.
a) Limitation of Liability.
You agree that in no event shall any Commitment Party or any of its respective Related Persons (as defined below) (each, and including, without limitation, each Commitment Party, an “Arranger-Related Person”) be responsible or liable to you or any other person or entity for (i) any Liabilities (as defined below) arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email), other than as a result of such Arranger-Related Person’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision or (ii) any Liabilities, on any theory of liability, for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letters or the Transactions; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person (as defined below), as provided in clause (b) below, against any indirect, special, exemplary, incidental, punitive or consequential damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
b) Expenses; Indemnity.
To induce the Commitment Parties to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arrangers, which shall be Simpson Thacher & Bartlett LLP and (y) one local counsel for each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of the Commitment Parties and their affiliates arising in connection with the Facilities and the Amendment and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters, the Amendment and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse it and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transactions are consummated or the Facilities are made available or the Amendment becomes effective or the Credit Documentation is executed.
You further agree to indemnify and hold harmless the Commitment Parties, their respective affiliates and the directors, officers, employees, representatives and agents of each of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings

Exhibit 10.1
Execution Version
(including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter, the Fee Letters, the Facilities or the Amendment and, within 30 days after written demand (together with reasonably detailed back-up documentation supporting such demand), to pay and reimburse each Indemnified Person for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual or potential conflict of interest, where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (collectively, an “Action”) (whether or not any such Indemnified Person is a party to any Action out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent the same resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach by the relevant Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the contractual obligations of such Indemnified Person under this Commitment Letter or the Fee Letters pursuant to a claim made by you or (z) any disputes solely among the Indemnified Persons (other than disputes involving claims against any Lead Arranger or agent or similar titled person in its capacities as such) and not arising from any act or omission by the Borrower or any of its affiliates.
c) Settlement.
You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Action and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
Notwithstanding the above, (i) you shall not be liable for any settlement of any Actions effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final judgment for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment in accordance with the preceding paragraph and (ii) each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under Section 7(b) to such Indemnified Person for any losses, claims, damages liabilities or expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof as determined by a court of competent jurisdiction in a final and non-appealable decision.
The indemnification provisions contained in this Commitment Letter are in addition to any liability which you may otherwise have to an Indemnified Person.

Exhibit 10.1
Execution Version
8.    Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.
Each Commitment Party reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates any fees payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion. You acknowledge that (i) subject to the provisions of paragraph 9 hereof, each Commitment Party may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors that are providing services contemplated by this Commitment Letter (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with such Commitment Party, any information related to the Transactions, the Borrower and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby and (ii) each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons (other than your affiliates) in violation of Section 9. You also acknowledge that the Commitment Parties have no obligation to use in connection with the Transactions, this Commitment Letter or the Fee Letters, or to furnish to you, confidential information obtained by us from other companies.
You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transaction, this Commitment Letter or the Fee Letters, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letters, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you agree not to assert any claims against us or our affiliates based on an alleged breach of fiduciary duty in respect of the transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of any such claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that neither we nor any of our affiliates has advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction by virtue of entering into this Commitment Letter and the Fee Letters, arranging and/or providing the Facilities contemplated hereby and thereby, or performing our or their obligations hereunder and thereunder. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and neither we nor any of our affiliates shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transactions or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. We are serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. You further

Exhibit 10.1
Execution Version
acknowledge and agree that any review by any Commitment Party of you, the Target, the Facilities, the Amendment and other matters relating thereto will be performed solely for the benefit of such Commitment Party and shall not be on behalf of you or any other person.
You further acknowledge that each Commitment Party (or its affiliates) is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Target and your and their respective subsidiaries and other companies with which you, the Target or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.
9.    Confidentiality.
This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof), (c) as required by compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (d) if the Lead Arrangers consent in writing to such proposed disclosure; provided that (i) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets (and the Fee Letters and the contents thereof, but only subject to customary redactions of economic terms reasonably satisfactory to the Lead Arrangers) to the Target, its affiliates and their respective officers, directors, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets (but you may not disclose the Fee Letters or the contents thereof) in any filing with the SEC, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrower and/or the Facilities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of the Projections or a generic disclosure of aggregate sources and uses related to fee and expense amounts applicable to the Transactions to the extent customary or required in offering and marketing materials for the Facilities (including the Information Materials) or in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets and the Fee Letters (other than any Fee Letter entered into solely with JPMCB that addresses its fees in its capacity as Administrative Agent under any of the Facilities) and the contents thereof to any prospective or actual Additional Agent and to such Additional

Exhibit 10.1
Execution Version
Agent’s respective officers, directors, employees, attorneys, accountants and advisors, in each case, on a confidential basis, (vi) you may disclose this Commitment Letter and the contents hereof, including the Term Sheets and the Fee Letters and the contents thereof to enforce your rights hereunder and under the Fee Letters, (vii) you may publicly disclose the existence and amount of the commitments hereunder and of the identities of the Agents, bookrunners and any Additional Agents subject to their consent (not to be unreasonably withheld, conditioned or delayed) and (viii) you may disclose the Fee Letters and the contents thereof on a confidential basis to your auditors for customary accounting purposes, including accounting for deferred financing costs. Upon the entry into of the Credit Documentation, your obligations under this paragraph (other than with respect to the Fee Letters) will terminate automatically and be superseded by the confidentiality provisions in the applicable Credit Documentation upon the initial funding thereunder. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and shall automatically terminate on the date occurring two years after the date hereof.
The Commitment Parties and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory body having jurisdiction or oversight over such Commitment Party or any of its affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Persons, (d) to the extent that such information is received by such Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you or the Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to such Commitment Party’s affiliates and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who are or have been advised to keep the same confidential (with the applicable Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to lenders under the Existing Credit Agreement and potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, the Target or any of their respective affiliates or any of their respective obligations (other than, except with respect to the identify of such persons as Disqualified Institutions, to entities that are Disqualified Institutions at the time such information is shared), in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) for purposes of establishing a defense in any legal proceeding or to a court, tribunal or any other applicable administrative agency or judicial authority, (i) to enforce their respective rights hereunder or under the Fee Letters or (j) to Moody’s and S&P and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to customary information relating to the Facilities and the Amendment. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit

Exhibit 10.1
Execution Version
Documentation and initial funding thereunder or shall expire on the date occurring two years after the date hereof, whichever occurs earlier.
10.    Assignments; Etc.
This Commitment Letter and the Fee Letters (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Commitment Party (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons and Arranger Related-Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons and Arranger Related-Persons) and may not be relied upon by any person or entity other than you. Each Initial Lender may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Initial Lenders made pursuant to Section 2 above or otherwise with your written consent, (a) no Initial Lender shall be relieved or novated from its obligations hereunder (including its obligation to fund the Committed Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Committed Facilities (including its commitments in respect thereof) until after the initial funding of the Facilities on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of such Initial Lender’s commitment in respect of the Committed Facilities until the initial funding of the Facilities on the Closing Date, and (c) unless you agree in writing, such Initial Lender shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the applicable Committed Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Facilities on the Closing Date has occurred. Any and all obligations of, and services to be provided by a Commitment Party hereunder (including, without limitation, the commitment of such Commitment Party) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their respective affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Initial Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.
11.    Amendments; Governing Law; Etc.
This Commitment Letter and the Fee Letters may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letters may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letters by facsimile (or other electronic, i.e. a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. Section headings used herein and in the Fee Letters are for convenience of reference only, are not part of this Commitment Letter or the Fee Letters, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or

Exhibit 10.1
Execution Version
the Fee Letters, as the case may be. Notwithstanding anything to the contrary set forth herein, after the Closing Date, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials in the form of a “tombstone” or otherwise describing the names of the Borrower, the Target and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letters set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTERS AND ANY CLAIM, CONTROVERSY OR DISPUTE HEREUNDER OR THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Material Adverse Effect (as defined in the Acquisition Agreement) and whether there shall have occurred a Material Adverse Effect on the Target, (b) the determination of whether the conditions precedent in item 3 of Exhibit D has been satisfied and (c) the determination of whether the representations made by the Target or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations the Borrower or any of its affiliates has the right to terminate the obligations of the Borrower or any of its affiliates or has the right to refuse to consummate the Acquisition under the Acquisition Agreement, shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
12.    Jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan in the City of New York (or if such courts lack subject matter jurisdiction, the courts of the State of New York sitting in the Borough of Manhattan in the City of New York), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any such Federal or New York State court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.
13.    Waiver of Jury Trial.
EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS

Exhibit 10.1
Execution Version
COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
14.    Surviving Provisions.
The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letters shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Commitment Parties hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter with respect to any Facility, other than those provisions relating to confidentiality, the requirement to supplement the Information and the Projections and the syndication of the Facilities, shall automatically terminate and be superseded, to the extent comparable, by the definitive Credit Documentation relating to such Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letters in respect of such Facility. You may terminate the Initial Lenders’ commitments with respect to the Facilities hereunder at any time in their entirety (or any portion thereof on a pro rata basis among the Initial Lenders), subject to the provisions of the preceding sentence, by written notice to the Initial Lenders.
15.    PATRIOT Act and Beneficial Ownership Notification.
Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”) is required to obtain, verify and record information that identifies the Borrower and any other obligor under the Facilities and any related Credit Documentation and other information that will allow such Lender to identify the Borrower and any such other obligor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.
16.    Termination and Acceptance.
Each Initial Lender’s commitments with respect to the Committed Facilities as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice) on the first to occur of (i) 11:59 P.M. New York City time on the fifth business day following the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), (ii) the valid termination of the Acquisition Agreement in accordance with its terms, or (iii) as to any Facility, the consummation of the Acquisition without the use of such Facility (any such date, the “Termination Date”). In addition, (a) the commitments and undertakings of the Commitment Parties to provide the Backstop Facility will expire if the Amendment becomes effective prior to the Backstop Trigger Date, (b) the Backstop Facility will be reduced on a dollar-for-dollar basis as provided in Exhibit B hereto and (c) the Interim Facility will be reduced on a dollar-for-dollar basis as provided in Exhibit C hereto. The termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.
Each Agent’s agreements to perform the services described herein in respect of the Best Efforts Facilities will automatically terminate (without further action or notice) on the first to occur of (i) April 20, 2022, (ii) the valid termination of the Acquisition Agreement in accordance with its terms, (iii)

Exhibit 10.1
Execution Version
with respect to the Best Efforts Term Facilities, repayment in full of the Interim Facility and (iv) with respect to the Best Efforts Revolving Facility, replacement of the Existing Credit Agreement (as defined in Exhibit A hereto) (other than with the Backstop Facility) or the Backstop Facility, as applicable, with any revolving facility with a maturity date later than September 22, 2022.
Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided below, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Committed Facilities is subject solely to the Funding Conditions and (ii) the Fee Letters are binding and enforceable agreements (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained therein.
If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on April 20, 2021. The commitments of the Initial Lenders hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.
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Exhibit 10.1
Execution Version
We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,
JPMORGAN CHASE BANK, N.A.
By:_/s/ Sarah Gang______________________________
    Name: Sarah Gang
    Title: Executive Director

Exhibit 10.1
Execution Version
Accepted and agreed to as of
the date first above written:

Maximus, Inc.
By:	/s/ Richard J. Nadeau
Name: Richard J. Nadeau Title: Chief Financial Officer and Treasurer

Exhibit 10.1
Execution Version
EXHIBIT A
Project Victory
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.
It is intended that:
(a)     The Borrower will acquire that certain entity identified to us and code-named “Victory” (the “Target”) by way of a stock purchase, on the Closing Date (as defined below) in accordance with the Acquisition Agreement (the “Acquisition”);
(b)    the Borrower will seek an amendment (the “Amendment”) to its existing Amended and Restated Revolving Credit Agreement, dated as of March 15, 2013, among the Borrower, the lenders from time to time party thereto and SunTrust Bank, in its capacity as administrative agent (as amended, amended and restated, supplemented or otherwise modified through the date of the Commitment Letter, the “Existing Credit Agreement” and the facilities thereunder, the “Existing Credit Facility”) to implement the changes necessary to (i) permit the Transactions (as defined below) and (ii) make certain other modifications to be mutually agreed,
(c)    the Borrower will either:
    (i)     obtain a senior secured revolving facility in an aggregate committed amount of $600 million (or such other amount as may be agreed between the Borrower and the Lead Arrangers) (the “Best Efforts Revolving Facility”), a senior secured term loan A facility in an aggregate principal amount of $1,000 million (or such other amount as may be agreed between the Borrower and the Lead Arrangers) (the “Best Efforts Term Loan A Facility”) and a term loan B facility in an aggregate principal amount of $500 million (or such other amount as may be agreed between the Borrower and the Lead Arrangers) (the “Best Efforts Term Loan B Facility” and, together with the Best Efforts Term Loan A Facility, the “Best Efforts Term Loan Facilities”; the Best Efforts Term Loan Facilities together with the Best Efforts Revolving Facility, the “Best Efforts Facilities”), in each case on terms and conditions to be agreed by the Borrower and the Lead Arrangers; or
(ii)     (x)     obtain the senior unsecured interim loans described in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Interim Facility Term Sheet”) in an aggregate principal amount of up to $1,500 million (the “Interim Facility”); and
(y)     if the Amendment does not become effective on or prior to the date that is 30 business days from the date hereof (the “Backstop Trigger Date”), obtain the Backstop Facility consisting of the revolving facility in an aggregate committed amount of up to $400.0 million (the “Backstop Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Backstop Term Sheet”); provided that, if the Amendment becomes effective prior to the Backstop Trigger Date, the aggregate commitments in respect of the Backstop Facility shall automatically be reduced to $0; and
(d)    if the Backstop Facility Documentation (as defined in Exhibit B to the Commitment Letter) or the definitive documentation in respect of the Best Efforts Revolving Facility is entered into, all

Exhibit 10.1
Execution Version
indebtedness under the Existing Credit Agreement will be repaid in full together with all interest, fees and other amounts then due and owing, all commitments thereunder shall be terminated and all guarantees and security interests (if any) thereunder shall be released (the “Borrower Debt Refinancing”).
The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”. This Exhibit A, the Backstop Term Sheet, the Interim Facility Term Sheet and the Conditions Precedent attached hereto as Exhibit D are collectively referred to herein as the “Term Sheets”. The Backstop Facility, the Interim Facility and the Best Efforts Facilities are collectively referred to herein as the “Facilities”. The Backstop Facility and the Interim Facility are collectively referred to herein as the “Committed Facilities”. The Backstop Facility Documentation, the Interim Facility Documentation (as defined in Exhibit C to the Commitment Letter) and the definitive documentation in respect of the Best Efforts Facilities are collectively referred to herein as the “Credit Documentation”. The Backstop Facility Documentation and the Interim Facility Documentation are collectively referred to herein as the “Committed Facilities Documentation”. For purposes of this Commitment Letter, “Closing Date” shall mean the date of the initial funding under any of the Facilities and the consummation of the Acquisition.

Exhibit 10.1
Execution Version
EXHIBIT B
Project Victory
$400.0 Million Backstop Facility

Summary of Principal Terms and Conditions1

Borrower:	Maximus, Inc., a Virginia corporation (the “Borrower”).
Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole administrative agent (in such capacity, the “Backstop Administrative Agent”) for the Backstop Facility (as defined below).
Lead Arrangers and Bookrunners:
JPMCB will act as lead arranger and bookrunner for the Backstop Facility (as defined below) (together with its designated affiliates and any additional joint lead arrangers or bookrunners appointed pursuant to Section 2 of the Commitment Letter (if any), each in such capacity, a “Backstop Lead Arranger” and, together, the “Backstop Lead Arrangers”), and will perform the duties customarily associated with such roles.

Lenders:	A syndicate of banks, financial institutions and other lenders arranged by the Backstop Lead Arrangers in accordance with the terms and conditions set forth in the Commitment Letter (the “Lenders”).
Backstop Facility:
A senior unsecured revolving credit facility in an aggregate principal amount of $400.0 million (the “Backstop Facility”), which Backstop Facility shall be available in dollars, Euro, Sterling, Yen, Canadian dollars, Australian dollars and (subject to the consent of the Administrative Agent and the Backstop Facility Lenders) other lawful currencies that are readily available, freely transferable and convertible into dollars (all of the foregoing currencies, other than dollars, “Alternative Currencies”); provided that the aggregate outstanding amount of Backstop Facility Loans denominated in, and letters of credit issued in, Alternative Currencies shall not exceed $100,000,000 (the “Alternative Currency Sublimit”). Lenders with commitments (“Backstop Commitments”) under the Backstop Facility are collectively referred to as “Backstop Facility Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Backstop Loans”.

Swingline Loans:
In connection with the Backstop Facility, JPMCB (in such capacity, a “Swingline Lender”) will make available to the Borrower a swingline facility of up to $15,000,000 on terms at least as favorable to the Borrower as under the Existing Credit Agreement.

11    All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto

Exhibit 10.1
Execution Version

Letters of Credit:
Up to $50,000,000 of the Backstop Facility, with individual caps for each Issuing Bank to be agreed, will be available to the Borrower for the purpose of issuing letters of credit in dollars and Alternative Currencies; provided that the aggregate outstanding amount of Backstop Facility Loans denominated in, and letters of credit issued in, Alternative Currencies shall not exceed the Alternative Currency Sublimit. Letters of credit under the Backstop Facility (“Letters of Credit”) will be issued by each Initial Lender and/or other Backstop Facility Lenders reasonably acceptable to the Borrower and the Backstop Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) who agree to issue letters of credit (each, an “Issuing Bank”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period as may be agreed by the applicable Issuing Bank and (b) the fifth business day prior to the Backstop Loan Maturity Date (as defined below); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period as may be agreed by the applicable Issuing Bank (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Backstop Facility on a dollar-for-dollar basis.
Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Backstop Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Backstop Facility Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Backstop Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

Exhibit 10.1
Execution Version

Incremental Facilities:
The Backstop Facility Documentation (as defined below) will permit the Borrower to increase commitments under the Backstop Facility (any such increase, an “Incremental Revolving Increase”) in an aggregate principal amount for all such increases not to exceed $600,000,000; provided that (i) no existing Lender will be required to participate in any such Incremental Revolving Increase without its consent, (ii) no default or event of default (limited, in the case of an incurrence to fund an acquisition or other investment permitted hereunder, to Specified Event of Default) under the Backstop Facility would exist after giving effect thereto, (iii) all of the representations and warranties contained in the Backstop Facility Documentation (or, in the case of an incurrence to fund an acquisition or other investment permitted hereunder, subject to the Limited Condition Provision, the Specified Representations) shall be true and correct in all material respects (or, in all respects, if qualified by materiality) and (iv) the Incremental Revolving Increase shall be on the same terms and pursuant to the exact same documentation applicable to the Backstop Facility.
The Borrower may seek commitments in respect of the Incremental Revolving Increase from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other lenders (other than Disqualified Institutions) who will become Lenders in connection therewith (“Additional Lenders”); provided that the Backstop Administrative Agent shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to each such Additional Lender, if such consent would be required for an assignment of loans or commitments, as applicable, to such Additional Lender; provided, further, that the Swingline Lender and Issuing Banks shall have consent rights (not to be unreasonably withheld, conditioned or delayed) with respect to such Additional Lender, if such consent would be required for an assignment of revolving loans or commitments, as applicable, to such Additional Lender.

Exhibit 10.1
Execution Version

Limited Condition Provision:
In the case of the incurrence of any indebtedness (other than the incurrence of any Loan or Letter of Credit (other than any Loan pursuant to an Incremental Revolving Increase) under the Backstop Facility) or liens or the making of any restricted payment, or the designation of any restricted subsidiaries or unrestricted subsidiaries or any other action restricted by the terms of the Credit Documentation, in each case, in connection with any Limited Condition Transaction, each at the Borrower’s option, any relevant ratios and baskets shall be determined, the accuracy of representations and warranties in all material respects (other than the Specified Representations) shall be determined, or any default or event of default blocker (other than a Specified Event of Default blocker) shall be tested, either, at the option of the Borrower, (a) at the time of delivery of irrevocable notice with respect to such transaction, (b) the date the definitive agreements for such Limited Condition Transaction or entered into or (c) at the time of the completion of such transaction or the making of such repurchase or repayment, as applicable, in each case after giving effect to the relevant transaction, any related debt (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a pro forma basis; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket on or following the such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated. The provisions of this paragraph are referred to herein as the “Limited Condition Provision”.

As used herein, “Limited Condition Transaction” means (a) any acquisition or other investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) the redemption or repayment of indebtedness requiring irrevocable notice in advance of such redemption of repayment.

As used herein, “Specified Event of Default” means (a) any payment Event of Default and (b) any bankruptcy Event of Default.

Exhibit 10.1
Execution Version

Unrestricted Subsidiaries
Subject to no event of default and other terms and conditions to be agreed (including limitations on loans and advances to, and other investments (including with respect to intellectual property) in, unrestricted subsidiaries), the Borrower may designate any subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will be excluded from the guarantee requirements and will not be subject to the representations and warranties, covenants, events of default or other provisions of the Credit Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial metric contained in the Credit Documentation except to the extent of distributions actually received therefrom. The re-designation of an unrestricted subsidiary as a restricted subsidiary will be deemed to be an incurrence by the Borrower and its restricted subsidiaries of the debt and liens of such unrestricted subsidiary at the time of re-designation thereof.

Use of Proceeds:
The Backstop Loans shall be utilized for working capital and other general corporate purposes (it being understood and agreed that Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit of the Borrower or its subsidiaries or the Target (including by “grandfathering” such existing letters of credit into the Backstop Facility)); provided that on the Closing Date, Backstop Loans shall be used solely (i) for working capital purposes (including to replace amounts outstanding under the Existing Credit Facility), (ii) to fund any original issue discount or upfront fees pursuant to the “flex” provisions of the Fee Letters and (iii) up to an additional amount to be agreed for other purposes (the use of loans for purposes of (and in amounts permitted by) clauses (i) through (iii) above, “Closing Date Purposes”).

Availability:	The Backstop Facility (including Letters of Credit and Backstop Loans) will be made available on and after the Closing Date until the day prior to the final maturity of the Backstop Facility, in minimum principal amounts to be agreed upon (and at least as favorable to the Borrower as under the Existing Credit Agreement). Amounts repaid under the Backstop Facility may be re-borrowed.
Maturity:	The final maturity date of the Backstop Facility shall be September 22, 2022 (the “Backstop Maturity Date”).
Guarantees:
The obligations under the Backstop Facility will be unconditionally guaranteed (the “Guarantees”) by each existing or subsequently acquired or organized wholly-owned Material Subsidiary (to be defined in a manner at least as favorable to the Borrower as under the Existing Credit Agreement) that is a restricted domestic subsidiary of the Borrower (including the Target and its subsidiaries that are wholly-owned restricted domestic Material Subsidiaries), subject to restrictions imposed by applicable law and other exceptions to be agreed (the “Guarantors”).

Security	None.

Exhibit 10.1
Execution Version

Voluntary Prepayment:
The Borrower may prepay the Backstop Facility at any time in whole or in part without premium or penalty (other than LIBOR breakage cost), upon written notice, in minimum principal amounts to be agreed (and at least as favorable to the Borrower as under the Existing Credit Agreement).

The unutilized portion of any commitment under the Backstop Facility may be reduced in minimum principal amounts to be agreed (and at least as favorable to the Borrower as under the Existing Credit Agreement) or terminated by the Borrower at any time without penalty.

Mandatory Commitment Reductions:
Prior to the Closing Date and subject to certain exceptions to be mutually agreed, the commitments in respect of the Backstop Facility shall be automatically reduced on a dollar-for-dollar basis by the incurrence of any revolving indebtedness for borrowed money by the Borrower or any of its subsidiaries or the receipt by the Borrower or any of its affiliates of revolving commitments in respect of indebtedness for borrowed money (including commitments in respect of the Best Efforts Revolving Facility) so long as the conditions to borrowing of such indebtedness on the Closing Date for Closing Date Purposes are (other than with respect to customary limited conditionality provisions related to (i) provision of security on the Closing Date and (ii) representations related to security on the Closing Date) not more restrictive than the conditions to borrowing of the Backstop Facility on the Closing Date.

Mandatory Prepayments:
If at any time the outstandings pursuant to the Backstop Facility (including Letter of Credit outstandings and swingline loans) exceed the aggregate commitments with respect thereto, prepayments of Backstop Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.
If at any time the outstandings pursuant to the Backstop Facility (including Letter of Credit outstandings) denominated in foreign currencies exceed 105% of the Alternative Currency Sublimit, prepayments of Backstop Loans denominated in foreign currencies (and/or the cash collateralization of Letters of Credit denominated in foreign currencies) shall be required in an amount equal to such excess.

Exhibit 10.1
Execution Version

Interest Rates and Undrawn Commitment Fee:
At the Borrower’s option, dollar denominated loans under the Backstop Facility may be maintained from time to time as (x) ABR Loans (as defined below), which shall bear interest at ABR (as defined below) in effect from time to time plus the Applicable Margin (as defined below) or (y) the Adjusted LIBO Rate Loans, which shall bear interest at the Adjusted LIBO Rate (as defined below), plus the Applicable Margin; provided that all swingline loans shall bear interest based upon the ABR. Loans under the Backstop Facility denominated in foreign currencies shall accrue interest based on the floating rate applicable for loans of such currency in accordance with the Backstop Administrative Agent’s customary convention plus the Applicable Margin in respect of Adjusted LIBO Rate Loans.
    “Applicable Margin” shall mean, at any date, a percentage per annum equal to (x) initially, (A) with respect to ABR Loans, 0.75% and (B) with respect to Adjusted LIBO Rate Loans, 1.75%; provided that from and after the delivery by the Borrower to the Backstop Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, the Applicable Margin for Backstop Loans shall be determined in accordance with the Pricing Grid set forth below (with the level being set based on the Leverage Ratio (to be defined in a manner at least as favorable to the Borrower as under the Existing Credit Agreement)).
    “ABR” means the Alternate Base Rate, which is the highest of the prime rate as quoted in the Wall Street Journal, the Federal Funds Effective Rate plus 1/2 of 1.00% and a daily rate equal to one-month Adjusted LIBO Rate plus 1.00%, and subject to a floor of 1.00% per annum.
    “ABR Loans” means the borrowings made under the Backstop Facility bearing interest based upon ABR.
    “Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.
    “Adjusted LIBO Rate Loans” means the borrowings made under the Backstop Facility bearing interest based upon Adjusted LIBO Rate.
    “Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding business day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

Exhibit 10.1
Execution Version

    “Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Backstop Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
    “LIBO Rate” means, with respect to any Adjusted LIBO Rate borrowing for any applicable currency and for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBO Rate shall be the Interpolated Rate.
    “LIBO Screen Rate” means, for any day and time, with respect to any eurodollar borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other person that takes over the administration of such rate for the relevant currency) for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Backstop Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of calculating such rate.
In respect of Adjusted LIBO Rate Loans, the Borrower may elect interest periods of 1, 3 or 6 months or, to the extent agreed to by all Backstop Lenders, 12 months or periods shorter than 1 month as are satisfactory to the Backstop Administrative Agent.
The Backstop Facility Documentation will include customary “hardwired” LIBOR replacement language.
Interest in respect of ABR Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Adjusted LIBO Rate Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any such loans and at maturity. All interest on ABR Loans, Adjusted LIBO Rate Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of ABR Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Exhibit 10.1
Execution Version

The Borrower shall initially pay a commitment fee (the “Commitment Fee”) of 0.25% per annum on the average daily unused portion of the Backstop Facility, payable quarterly in arrears commencing with the last business day of the first full fiscal quarter ending after the Closing Date, calculated based upon the actual number of days elapsed over a 360-day year.
From and after the delivery by the Borrower to the Backstop Administrative Agent of the Borrower’s financial statements for the period ending at least one full fiscal quarter following the Closing Date, the Commitment Fee under the Backstop Facility shall be determined in accordance with the Pricing Grid set forth below (with the level being set based on the Leverage Ratio). Such fees shall be distributed to the Backstop Facility Lenders pro rata in accordance with the amount of each such Backstop Facility Lender’s Backstop Commitment, with exceptions for defaulting lenders. The Applicable Margin with respect to the Backstop Loans and the Commitment Fee with respect to the Backstop Facility, for each fiscal quarter, shall be the applicable rate per annum set forth in the table below opposite the Leverage Ratio, determined as of the last day of the immediately preceding fiscal quarter.

Exhibit 10.1
Execution Version

Default Interest:
At any time when the Borrower is in default in the payment of any amount of principal due under the Backstop Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans. Such interest shall be payable on demand.

Yield Protection:	Consistent with the Documentation Principles.
Documentation:
The Backstop Facility shall be negotiated in good faith and shall be governed by a definitive loan agreement (the “Backstop Credit Agreement”) and related agreements and documentation (collectively, the “Backstop Facility Documentation” and the principles set forth in this paragraph, the “Documentation Principles”) to be based on, and no less favorable to the Borrower than, the terms set forth in the Existing Credit Agreement as modified to (i) permit the Transactions and to make the other modifications specifically set forth herein, in the annexes hereto and in the Commitment Letter (as modified by the “flex” provisions of the Fee Letters) and any other modifications as may be mutually agreed, (ii) reflect changes in law and accounting standards since the date of the Existing Credit Agreement (including updates for EU/UK Bail-In, LLC divisions, QFC stay and electronic signature provisions), (iii) reflect the standard agency and administrative provisions of the Backstop Administrative Agent and (iv) include provisions as agreed between the Borrower and the Lead Arrangers to reflect customary market updates since the date of the Existing Credit Agreement.

Conditions to Initial Borrowing:	The availability of the initial borrowings and other extensions of credit under the Backstop Facility on the Closing Date will be subject only to the Funding Conditions, subject in each case to the Limited Conditionality Provisions.
Conditions to Subsequent Borrowings:	The availability of borrowings and other extensions of credit under the Backstop Facility after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (unless already qualified by materiality or “material adverse effect”, in which case, such representations and warranties shall be accurate in all respects) and (c) the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.
Representations and Warranties:	Subject to the Limited Conditionality Provisions, consistent with the Documentation Principles (applicable to the Borrower and its restricted subsidiaries).
Affirmative and Negative Covenants:	Subject to the Limited Conditionality Provisions, affirmative and negative covenants will be consistent with the Documentation Principles (applicable to the Borrower and its restricted subsidiaries).

Exhibit 10.1
Execution Version

Financial Covenants:
Maintenance of:

(a) a maximum Leverage Ratio (to be defined in a manner at least as favorable to the Borrower as under the Existing Credit Agreement) of not greater than 3.25:1.00; provided, however, the foregoing threshold shall be 3.75:1.00 for any fiscal quarter during which a Permitted Acquisition (to be defined in a manner at least as favorable to the Borrower as under the Existing Credit Agreement, and to include the Acquisition) has been consummated (a “Trigger Quarter”), and for the next two succeeding fiscal quarters; provided, further, however, that the threshold shall return to 3.25:1.00 no later than the third full fiscal quarter after such Trigger Quarter; and

(b) a minimum Fixed Charge Coverage Ratio (to be defined in a manner at least as favorable to the Borrower as under the Existing Credit Agreement) of not less than 1.25:1.00.

The requirements set forth in clauses (a) and (b) above are collectively referred to herein as the “Financial Covenants”. The Financial Covenants will be tested on the last date of each fiscal quarter of the Borrower, commencing with the first full fiscal quarter ending after the Closing Date.

Events of Default:	Consistent with the Documentation Principles (applicable to the Borrower and its restricted subsidiaries).

Exhibit 10.1
Execution Version

Assignments and Participations:
Neither the Borrower nor any Guarantor may assign its rights or obligations under the Backstop Facility without the prior written consent of the Administrative Agent and each Lender. Any Lender may assign, and may sell participations in, its rights and obligations under the Backstop Facility, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to limitations consistent with the Documentation Principles (including (i) a minimum assignment amount of $5 million (or, if less, the entire amount of such assignor’s commitments and outstanding loans under the Backstop Facility at such time), (ii) a recordation fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Backstop Administrative Agent, (iii) restrictions on assignments to Disqualified Institutions, a list of which will be posted to Public Lenders and may be made available to prospective assignees and participants on a confidential basis), (iv) the receipt of the consent of the Backstop Administrative Agent (not to be unreasonably withheld, conditioned or delayed), (v) the receipt of the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld, conditioned or delayed); provided that the Borrower’s consent shall not be so required if (x) such assignment is to any Lender, its affiliates or an “approved fund” of a Lender or (y) a payment or bankruptcy event of default exists under the Backstop Facility; provided, further, that such consent of the Borrower shall be deemed to have been given if such Borrower has not responded within 10 business days after having received a written request for such consent, (vi) the receipt of the consent of the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) and (vii) the receipt of the consent of each Issuing Bank (such consent, in each case, not to be unreasonably withheld, delayed or conditioned)).
The Backstop Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Backstop Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender, participant or prospective Lender is a Disqualified Institution or (b) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to any Disqualified Institution.

Waivers and Amendments:	Consistent with the Documentation Principles, modified to add that any modification to pro rata payment provisions require an affected lender vote.
Defaulting Lenders:	Consistent with the Documentation Principles.
Indemnification; Expenses:	Consistent with the Documentation Principles.
Governing Law and Forum; Submission to Exclusive Jurisdiction:	All Backstop Facility Documentation shall be governed by the internal laws of the State of New York.
Counsel to Backstop Administrative Agent and Backstop Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Exhibit 10.1
Execution Version
EXHIBIT C
Project Victory
$1,500.0 Million Interim Facility

Summary of Principal Terms and Conditions2

Borrower:	Maximus, Inc., a Virginia corporation (the “Borrower”).
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole and exclusive administrative agent (in such capacity, the “Interim Administrative Agent”) for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (the “Interim Lenders”), and will perform the duties customarily associated with such roles.

Lead Interim Arrangers and Bookrunners:
JPMCB will act as lead arranger and sole bookrunner for the Interim Facility (together with its designated affiliates and any additional joint lead arrangers or bookrunners appointed pursuant to Section 2 of the Commitment Letter (if any), each in such capacity, a “Lead Interim Arranger” and, together, the “Lead Interim Arrangers”), and will perform the duties customarily associated with such roles.

Interim Facility:	A senior unsecured bridge loan facility (the “Interim Facility” and the loans thereunder, the “Interim Loans”) in an aggregate principal amount of $1,500.0 million.
Use of Proceeds:	The proceeds of the borrowings under the Interim Facility shall be used on the Closing Date solely to finance, in part, the Acquisition and to pay fees and expenses incurred in connection with the Transactions.
Availability:	The Interim Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Interim Facility that are repaid or prepaid may not be re-borrowed.
Guarantees:	Same as the Backstop Facility.
Security:	Same as the Backstop Facility.
22    All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto

Exhibit 10.1
Execution Version

Mandatory Commitment Reductions:
Prior to the Closing Date and subject to certain exceptions to be mutually agreed, commitments in respect of the Interim Facility shall be automatically reduced on a dollar-for-dollar basis by:
(i) the incurrence of any indebtedness (other than revolving indebtedness) for borrowed money by the Borrower or any of its subsidiaries or the receipt by the Borrower or any of its affiliates of commitments in respect of indebtedness (other than revolving indebtedness) for borrowed money (including commitments in respect of the Best Efforts Term Facilities) so long as the conditions to borrowing of such indebtedness on the Closing Date (other than with respect to customary limited conditionality provisions related to (i) provision of security on the Closing Date and (ii) representations related to security on the Closing Date) are not more restrictive than the conditions to borrowing of the Interim Facility on the Closing Date;
(ii) the incurrence of any revolving indebtedness for borrowed money by the Borrower or any of its subsidiaries (other than the Best Efforts Revolving Facility) or the receipt by the Borrower or any of its affiliates of revolving commitments in respect of indebtedness for borrowed money (other than commitments in respect of the Best Efforts Revolving Facility), in each case in excess of an aggregate principal amount of $600.0 million and so long as the conditions to borrowing of such indebtedness on the Closing Date (other than with respect to customary limited conditionality provisions related to (i) provision of security on the Closing Date and (ii) representations related to security on the Closing Date) are not more restrictive than the conditions to borrowing of the Interim Facility on the Closing Date;
(iii) 100% of the net cash proceeds from issuances of new equity by the Borrower; provided that proceeds of the following equity issuances shall be excluded: (i) equity issuances made pursuant to employee compensation plans, (ii) issuances of new equity to the shareholders and option holders of the Target in connection with the Acquisition and (iii) equity issued to sellers as consideration for any other acquisition by the Borrower or its subsidiaries; and
(iv) 100% of the net cash proceeds from any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation) by Borrower and its restricted subsidiaries; provided that the proceeds of the following transactions shall be excluded: (i) each voluntary asset disposition in an individual amount (which shall include a series of related dispositions) not in excess of an amount to be agreed and (ii) any non-ordinary course sale or other disposition that are reinvested, or committed to be reinvested, in assets to be used in the Borrower’s business within 18 months of receipt of such proceeds (and if committed to be reinvested within such 18-month period, to be reinvested within 24 months of such receipt of proceeds).

Exhibit 10.1
Execution Version

Interest Rates:	As set forth on Annex I hereto.
Interest Payments and Calculation:	Same as the Backstop Facility.
Default Rate:	Same as the Backstop Facility.
Cost and Yield Protection:	Same as the Backstop Facility.
Maturity:	The Interim Facility will mature on the date that is 364 days after the Closing Date (the “Interim Loan Maturity Date”).
Documentation Standard:
The credit agreement and associated documents for the Interim Facility (together, the “Interim Facility Documentation”) (i) shall be based upon the Backstop Facility Documentation with modifications for “interim facility” and “term loan facility” specific provisions that are not applicable to the Backstop Facility Documentation, and (ii) shall contain the terms and conditions set forth in this Interim Facility Term Sheet (collectively, the “Documentation Standard”), in each case, subject to the Limited Conditionality Provisions.

Mandatory Prepayments:	Mandatory prepayments shall be required (i) from 100% of the proceeds of equity issuances and debt issuances with exceptions to be agreed and (ii) subject to exceptions and reinvestment rights to be agreed, asset sale and casualty event proceeds.
Optional Prepayments:	The Interim Loans may be prepaid at par prior to the Interim Loan Maturity Date, in whole or in part without premium or penalty, upon written notice, at the option of the Borrower, at any time, together with accrued and unpaid interest to the prepayment date and break funding payments, if applicable.
Conditions Precedent to Borrowing:	The availability of the Interim Facility and the funding of the Interim Loans on the Closing Date will be subject only to Funding Conditions, subject in each case to the Limited Conditionality Provisions.
Representations and Warranties:	Consistent with the Backstop Facility with such changes as are appropriate to reflect the unsecured interim loan nature of the Interim Loans.
Covenants:	Consistent with the Documentation Standard.
Events of Default:	Consistent with the Documentation Standard.

Exhibit 10.1
Execution Version

Assignments and Participation:
Each Interim Lender will be permitted to make assignments in minimum amounts of $1,000,000 to other entities (other than any Disqualified Institution) approved by (x) the Interim Administrative Agent and (y) so long as no payment or bankruptcy event of default has occurred and is continuing, the Borrower, each such approval not to be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Interim Lenders or any of their affiliates or approved funds, (ii) the Borrower shall be deemed to have given consent to an assignment if it shall have failed to respond to a written notice thereof within 10 business days and (iii) no approval of the Interim Administrative Agent shall be required in connection with assignments to other Interim Lenders. Each Interim Lender will also have the right, without consent of the Borrower or the Interim Administrative Agent, to assign as security all or part of its rights under the Interim Facility Documentation to any Federal Reserve Bank. Interim Lenders will be permitted to sell participations with voting rights limited to customary significant matters consistent with the Documentation Standard. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Interim Administrative Agent in its sole discretion.
Assignments of loans under the Interim Facility to the Borrower or any of their subsidiaries shall not be permitted.

Waivers and Amendments:	Consistent with the Documentation Standard.
Expenses and Indemnification:	Consistent with the Documentation Standard.
Governing Law and Forum:	New York.
Counsel to the Interim Administrative Agent and the Interim Lead Arrangers:	Simpson Thacher & Bartlett LLP.

Exhibit 10.1
Execution Version
Annex I to Exhibit C

Interest Rates:	The interest rates under the Interim Facility will be as follows:

Initially, at the option of the Borrower, the Adjusted LIBO Rate (as defined in Exhibit B) plus 1.75% or ABR (as defined in Exhibit B) plus 0.75%; provided that such interest rate shall increase by an additional 25 basis points at the end of each subsequent three-month period for as long as the Interim Loans are outstanding.

The Interim Facility Documentation will contain customary “hardwired” LIBOR replacement language.
Interim Facility Duration Fee:
If the Interim Loans are funded on the Closing Date, you agree to pay to each Initial Lender, for its own account, a duration fee (the “Interim Facility Duration Fee”) equal to (i) 0.50% of the aggregate principal amount of the Interim Loans of such Initial Lender outstanding on the date that is 90 days after the Closing Date, which shall be due and payable in full in cash on such date (or if such date is not a business day, the next business day), (ii) 0.75% of the aggregate principal amount of the Interim Loans of such Initial Lender outstanding on the date that is 180 days after the Closing Date, which shall be due and payable in full in cash on such date (or if such date is not a business day, the next business day) and (iii) 1.00% of the aggregate principal amount of the Interim Loans of such Initial Lender outstanding on the date that is 270 days after the Closing Date, which shall be due and payable in cash on such date (or if such date is not a business day, the next business day).

Exhibit 10.1
Execution Version
EXHIBIT D
Project Victory

Conditions Precedent

Capitalized terms used in this Exhibit D but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in the other Exhibits to the Commitment Letter.
The initial borrowing under the Committed Facilities shall be subject only to the following conditions precedent:
1.    Since April 20, 2021, there shall not have been any occurrence of any Effect (as defined in the Acquisition Agreement as of the date hereof) which has had or would reasonably be expected to have, a Material Adverse Effect (as defined in the Acquisition Agreement as of the date hereof) with respect to the Target or any of its subsidiaries.
2.    Subject to the Limited Conditionality Provisions, the execution and delivery of the applicable definitive Committed Facilities Credit Documentation by the Borrower and the Guarantors consistent with the terms of the Commitment Letter and the Term Sheets.
3.    Substantially concurrently with the initial funding under the applicable Facilities, the Acquisition shall be consummated in all material respects in accordance with the terms and conditions of the Stock Purchase Agreement, dated as of April 20, 2021 (including all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted below, the “Acquisition Agreement”), by and among the Borrower, Maximus Federal Services, Inc. (the “Buyer”), VES Group, Inc., the shareholders of VES Group, Inc. and George C. Turek, as shareholder representative, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by the Borrower, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as 100% of such decrease is allocated to reduce the commitments in respect of the Interim Facility, (c) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance by the Borrower of common equity and (d) any amendment to the definition of “Material Adverse Effect” as it relates to the Target is materially adverse to the interests of the Lenders).
4.    The Lenders shall have received (a) customary legal opinions from counsel in form, scope and substance reasonably acceptable to the Agents, (b) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower substantially in the form set forth in Annex I attached to this Exhibit D and (c) other customary closing and corporate documents, resolutions, certificates, instruments, lien searches and deliverables (including borrowing notices), in the case of each of clauses (a) and (c) subject to the Limited Conditionality Provisions.

Exhibit 10.1
Execution Version
5.    The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries for the most recent three fiscal years of the Borrower ended at least 90 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of operations and cash flows of the Borrower and its consolidated subsidiaries for each fiscal quarter of the Borrower ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year), (c) audited consolidated balance sheet and related statement of operations and cash flows of the Target and its consolidated subsidiaries for the most recent three fiscal years of the Target ended at least 90 days prior to the Closing Date, and (d) unaudited consolidated balance sheets and related statements of operations and cash flows of the Target and its consolidated subsidiaries for each fiscal quarter of the Target ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year). The Lead Arrangers hereby acknowledge that they have received each of the financial statements in the foregoing clauses (a) and (b) for each fiscal year and fiscal quarter of the Borrower ended prior to the date hereof and that the Borrower’s filing of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (a) or (b) as applicable, of this paragraph with respect to financial statements of the Borrower.
6.    The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its consolidated subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in the case of the fourth fiscal quarter of any fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).
7.    The Lead Arrangers shall have received from the Borrower all information customarily provided by a borrower for inclusion in the Confidential Information Memorandum for senior unsecured interim loan financings (in the case of the Interim Facility) or unsecured revolving financings (in the case of the Backstop Facility), including customary pro forma balance sheet for such purpose (the “Required Bank Information”) not later than 15 consecutive business days prior to the Closing Date.
8.    To the extent invoiced at least 3 business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letters, payable to each Agent (and counsel thereof) and the Lenders on the Closing Date shall have been paid or shall be paid on the Closing Date from proceeds of the Facilities funded on such date, in either case to the extent due.
9.    The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation, to the extent requested in writing at least 10 business days prior to the Closing Date.
10.    The Specified Representations shall be true and correct in all material respects and the Acquisition Agreement Target Representations shall be true and correct in all respects.
11.    If the Backstop Facility Documentation is entered into, the Borrower Debt Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the

Exhibit 10.1
Execution Version
initial borrowing under the Backstop Facility, and all commitments in respect of, and any guaranties granted in connection therewith, if any, shall have been terminated and released (or have been authorized to be released pursuant to customary payoff letters).

Exhibit 10.1
Execution Version
ANNEX I
[FORM OF]
SOLVENCY CERTIFICATE
of
MAXIMUS, INC.
AND ITS SUBSIDIARIES
Pursuant to the Credit Agreement3, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:
As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:
a.     The fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
b.     The present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
c.     The Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and
d.     The Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.
[Signature Page Follows]
33     Credit Agreement to be defined

Exhibit 10.1
Execution Version
IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

Maximus, Inc.

By ____________________________________

Name:
Title: